As filed with the Securities and Exchange Commission on March 23, 2022

Registration No. 333-260687

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTNAV INC.
(Exact name of registrant as specified in its charter)

Delaware	4899	87-0854654
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1775 Tysons Blvd., 5th Floor
McLean, VA 22102
(800) 775-0982
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christian Gates
Chief Financial Officer
1775 Tysons Blvd., 5th Floor
McLean, VA 22102
(800) 775-0982
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randy S. Segal, Esq.
John P. Duke, Esq.
Jessica A. Bisignano, Esq.
Hogan Lovells US LLP
8350 Broad St., 17th Floor
Tysons, VA 22102
(703) 610-6100

Approximate date of commencement of proposed sale to the public:

From time to time on or after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-260687)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of NextNav Inc. (File No. 333-260687), initially filed on November 2, 2021, as amended by Amendment No. 1 on November 22, 2021 and declared effective by the Securities and Exchange Commission on November 23, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of Ernst & Young LLP with respect to its report dated March 23, 2022 relating to the financial statements of NextNav Inc. contained in its Annual Report on Form 10-K for the year ended December 31, 2021, filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Index

Exhibit Number	Description
2.1*†	Agreement and Plan of Merger, dated June 9, 2021, by and among Spartacus Acquisition Corporation, Spartacus Acquisition Shelf Corp., NextNav, LLC, NextNav Holdings, LLC, NEA 14 NextNav Blocker, LLC, Oak NextNav Blocker, LLC, Columbia Progeny Partners IV, Inc., Global Long Short Partners Aggregating Holdings Del VII LLC, Global Private Opportunities Partners Holdings II Corp., SASC (SPAC) Merger Sub 1 Corporation, SASC (Target) Merger Sub 2 LLC, SASC (NB) Merger Sub 3 LLC, SASC (OB) Merger Sub 4 LLC, SASC (CB) Merger Sub 5 Corporation, SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company, and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Spartacus Acquisition Shelf Corporation on June 10, 2021).
3.1*	Amended and Restated Certificate of Incorporation of NextNav Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 2, 2021).
3.2*	Bylaws of NextNav Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).
4.1*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by NextNav Inc. on August 25, 2021).
4.2*	Specimen Warrant Certificate (included in Exhibit 4.3).
4.3*	Amended and Restated Warrant Agreement, by and among Spartacus Acquisition Corporation, NextNav Inc., and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).
4.4*	Warrant To Purchase Common Stock of NextNav Inc. (incorporated by reference to Exhibit 4.4 to the Registration on Form S-1 filed by NextNav Inc. on November 2, 2021).
4.5*	Description of NextNav Inc.’s Securities Registered Pursuant to Section 12 of the Securities and Exchange Act of 1934 (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 10-K filed by NextNav Inc. on March 23, 2022).
10.1*	Registration Rights Agreement, dated October 28, 2021, by and among NextNav Inc. and certain stockholders of NextNav (incorporated by reference to Exhibit 10.1 to the Annual Report on Form 10-K filed by NextNav Inc. on March 23, 2022).
10.2*+	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).
10.3*	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).
10.4*+	NextNav Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).
10.5*+	NextNav Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).
10.6*+	2011 Unit Option and Profits Interest Plan (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 filed by NextNav Inc. on December 27, 2021).
10.7*!	Equipment, Network Colocation and Installation Agreement, dated October 7, 2019, by and between NextNav, LLC and AT&T Services, Inc. (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed by NextNav Inc. on August 25, 2021).
10.8*	Private Placement Warrant Purchase Agreement, dated October 15, 2020, by and between the Company and the Sponsor (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by NextNav Inc. on August 25, 2021).
10.9*	Private Placement Warrant Purchase Agreement, dated October 15, 2020, by and between the Company and B. Riley Principal Investments, LLC (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form S-4 filed by NextNav Inc. on August 25, 2021).
10.10*+	Employment Agreement, dated as of November 17, 2021, by and between NextNav Inc. and Ganesh Pattabiraman (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by NextNav Inc. on November 17, 2021).
10.11*+	Employment Agreement, dated as of November 17, 2021, by and between NextNav Inc. and Christian D. Gates (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed by NextNav Inc. on November 17, 2021).
10.12*+	Employment Agreement, dated as of November 17, 2021, by and between NextNav Inc. and David Knutson (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed by NextNav Inc. on November 17, 2021).
10.13*+	Form of Nonqualified Option Agreement under the NextNav Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 17, 2021).
10.14*+	Form of Restricted Stock Unit Agreement under the NextNav Inc. 2021 Omnibus Incentive Plan (for grants pursuant to the Business Combination) (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 17, 2021).
10.15*+	Form of Restricted Stock Unit Agreement under the NextNav Inc. 2021 Omnibus Incentive Plan (Employees) (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 17, 2021).
10.16*+	Form of Restricted Stock Unit Agreement under the NextNav Inc. 2021 Omnibus Incentive Plan (Directors) (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 17, 2021).
10.17*+	Form of Restricted Stock Agreement under the NextNav Inc. 2021 Omnibus Incentive Plan (Directors) (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 17, 2021).
21.1*	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed by NextNav Inc. on March 23, 2022).
23.1	Consent of Ernst & Young LLP.

*	Filed previously.

†	Certain schedules and exhibits have been omitted pursuant to Rule 601(a)(5) of Regulation S-K under the Securities Act. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

!	Certain confidential portions of the agreement were omitted by means of marking such portions with brackets (due to the registrant customarily and actually treating such information as private or confidential and such omitted information not being material) pursuant to Item 601(b)(10) of Regulation S-K promulgated under the Securities Act. NextNav agrees to supplementally furnish a copy of any confidential portions to the SEC upon request.

+	Indicates a management or compensatory plan.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Virginia, on March 23, 2022.

NEXTNAV INC.

By:	/s/ Ganesh Pattabiraman
Name:	Ganesh Pattabiraman
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates listed.

Name	Title	Date

/s/ Ganesh Pattabiraman	Chief Executive Officer and Director	March 23, 2022
Ganesh Pattabiraman	(Principal Executive Officer)

/s/ Christian D. Gates	Chief Financial Officer	March 23, 2022
Christian D. Gates	(Principal Financial Officer)

/s/ Sammaad R. Shams	Corporate Accounting Officer	March 23, 2022
Sammaad R. Shams	(Principal Accounting Officer)

*	Chairman and Director	March 23, 2022
Gary M. Parsons

*	Director	March 23, 2022
Peter D. Aquino

*	Director	March 23, 2022
Peter J. Barris

*	Director	March 23, 2022
Bandel L. Carano

*	Director	March 23, 2022
James B. Fleming

*	Director	March 23, 2022
Alan B. Howe

*	By:	/s/ Christian D. Gates
	Name:	Christian D. Gates
	Title:	Attorney-in-fact

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